Exhibit 4.2
Addendum to Warrant Deed dated July 18, 2008 between FutureFuel Corp. and Computershare Investor Services (Channel Islands), Limited

This Addendum to Warrant Deed (the “Addendum”) is made as of the 18th day of July, 2008 between FutureFuel Corp., a Delaware corporation formerly known as Viceroy Acquisition Corporation (the “Company”) and Computershare Investor Services (Channel Islands) Limited, a company incorporated under the laws of Jersey (“Computershare CI”).

RECITALS

A.           The Company and Capita IRG (Offshore) Limited (“Capita”) are parties to that Warrant Deed dated July 12, 2006 (the “Warrant Deed”; capitalized terms used but defined herein have the meanings ascribed to them in the Warrant Deed).

B.           The Company wished to terminate Capita as Warrant Agent and appoint Computershare CI as successor Warrant Agent under the Warrant Deed.

AGREEMENT

In consideration of the foregoing, the mutual covenants herein contained and other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties by their execution hereof), the parties agree as follows.

1.           Appointment of Successor Warrant Agent.  The Company hereby appoints Computershare CI as successor Warrant Agent under the Warrant Deed, effective on the date of this Addendum.  Pursuant to Section 9.2.1 of the Warrant Deed, Computershare CI is hereby vested with all the authority, power, rights, immunities, duties and obligations of its predecessor Warrant Agent.

2.           Acceptance by Successor Warrant Agent.  Computershare CI hereby accepts the appointment hereunder as successor Warrant Agent under the Warrant Deed and agrees to perform all of the duties and obligations of a successor Warrant Agent thereunder, subject to all of the rights and immunities of a Warrant Agent thereunder.

3.           Counterpart Facsimile Execution.  For purposes of this Addendum, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document.  The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.  At the request of any party, any facsimile or telecopy document is to be re executed in original form by the parties who executed the facsimile or telecopy document.  No party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Amendment or any other document executed in compliance with this Section.

4.           Counterparts.  This Addendum may be executed by the parties on any number of separate counterparts, and all such counterparts so executed constitute one agreement binding on all the parties notwithstanding that all the parties are not signatories to the same counterpart.

5.           Further Assurances.  The parties will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Amendment.

6.           Successors and Assigns.  All provisions of this Addendum are binding upon, inure to the benefit of and are enforceable by or against the parties and their respective heirs, executors, administrators or other legal representatives and permitted successors and assigns.

All notices, consents, requests, demands and other communications under the Warrant Deed are to be addressed to Computershare CI as follows:

Computershare Investor Services (Channel Islands) Limited
Ordnance House, 31 Pier Road
St. Helier, Jersey, Channel Islands, JE4 8PW
Fax #:  +44 1534 825315
Attn: Sophie de Freitas

or to such other address as Computershare CI may designate by notice to the Company in accordance with the terms of the Warrant Deed.

FutureFuel Corp.

By: /s/ Douglas D. Hommert
Douglas D. Hommert, Executive
Vice President

Computershare Investor Services (Channel
Islands) Limited

By: /s/ Graeme Ross
Graeme Ross
Director